SUPPLEMENTAL INDENTURE NO. 1
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 17, 2012, among Heliworks, LLC, a Florida limited liability company (the “New Guarantor”), a subsidiary of DynCorp International Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of July 7, 2010, providing for the issuance of the Company’s 10.375% Senior Notes due 2017 (the “Securities”), initially in the aggregate principal amount of $455,000,000;
WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental

Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
4.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 11.02 of the Indenture.
5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HELIWORKS LLC, By: DynCorp International, Inc., as Sole Manager, By: _/s/ William T. Kansky ___________ Name: William T. Kansky Title: Senior Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture No. 1]

DYNCORP INTERNATIONAL INC.
By:     /s/ William T. Kansky
    Name: William T. Kansky
    Title: Senior Vice President and Chief
Financial Officer

[Signature Page to Supplemental Indenture No. 1]

WILMINGTON TRUST, NATIONAL ASSOCIATION (successor by merger to Wilmington Trust FSB), as Trustee
By:     /s/ Joseph P. O’Donnell
    Name: Joseph P. O’Donnell
    Title: Vice President

[Signature Page to Supplemental Indenture No. 1]
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